Exhibit 10.49

Second Amendment to the
Weingarten Realty Retirement Plan
RECITALS:
A.WHEREAS, Weingarten Realty Investors (the “Employer”) has previously established the Weingarten Realty Retirement Plan (the “Plan”) for the benefit of those employees who qualify thereunder and for their Beneficiaries; and
B.WHEREAS, the Employer has determined it to be necessary and desirable to amend the Plan as described herein; and
C.WHEREAS, the Employer has the power and authority to amend the Plan pursuant to Section 16.1 of the Plan;
NOW, THEREFORE, pursuant to Section 16.1 of the Plan, the following amendment is hereby made and shall be effective as of January 1, 2016, or as otherwise provided herein.
1.    Section 5.2(b) is hereby amended to be and read as follows:
“(b)    An eligible Cash Balance Participant’s monthly normal retirement benefit shall be equal to 1/12th of the greater of (1) or (2) below, subject to (3) below:

(1)	the annual Participant’s Frozen Accrued Benefit, as described in Section 1.1 (x); or

(2)
the annual amount of normal retirement benefit payable to the Participant commencing on his Normal Retirement Date (or his Annuity Starting Date, if later) that is the Actuarial Equivalent of his Cash Balance Account.

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(3)
In all events, the Participant’s Cash Balance Account benefit as of the Participant’s Annuity Starting Date shall not be less than the sum of all Service Credits credited to the Participant as of that date. If a Participant has more than one Annuity Starting Date, the sum of all Service Credits is compared to the sum of the following: (i) the Participant’s benefit as of the current Annuity Starting Date; (ii) the amount of the reduction to the Participant’s benefit under this Section 5.2(b) that is attributable to any prior Cash Balance Account distribution to the Participant; and (iii) the amount that was treated as included in the benefit as a result of the application of this rule to the Participant as of any prior Annuity Starting Date. If the sum of all Service Credits as of the current Annuity Starting Date exceeds the sum of items (i)—(iii) in the preceding sentence, then the Cash Balance Account benefit to be distributed at the current Annuity Starting Date must be increased by an amount equal to the excess.”

2.     Section 5.5 is hereby amended to be and read as follows:
“5.5 Delayed Retirement
Subject to the required minimum distribution requirements of Code Section 401(a)(9) and Appendix A hereof, a Participant may elect to defer benefit commencement beyond Normal Retirement Date.
For a Grandfathered Participant, at the Participant’s actual retirement date, the Participant’s late retirement benefit shall be equal to the greater of (i) the Actuarial Equivalent of the Participant’s Accrued Benefit at the Participant’s Normal Retirement Date, or (ii) the Participant’s Accrued Benefit as of the actual date of retirement.
For a Cash Balance Participant, at the Participant’s actual retirement date, the Participant’s late retirement benefit shall be equal to the greater of the amount described in (i) or (ii) below:

(i)	The Actuarial Equivalent of the Participant’s normal retirement benefit as determined under Section 5.2(b)(1) at the Participant’s Normal Retirement Date; or

(ii)
The greater of (a) or (b), as follows: (a) the Actuarial Equivalent of the monthly retirement benefit payable in a single life annuity at the Participant’s Normal Retirement Date; or (b) the monthly retirement benefit payable in a single life annuity that is the Actuarial Equivalent of the Participant’s Cash Balance Account at the Participant’s actual retirement date.”

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3.Section 7.4 is hereby amended to be and read as follows:
“7.4 Payment
A monthly deferred vested retirement benefit shall be payable to an eligible participant commencing as of his Normal Retirement Date; provided, however, that a Participant who has 15 years of Service may elect to begin benefit payments as of the first day of any month following the month in which he attains age 55.”
4.The first sentence of Section 9.1, prior to paragraph (a) thereof, is hereby amended to be and read as follows:
“A Participant who is eligible to receive any retirement benefit under Section 5.1, 5.5, 6.1, 7.2, or 8.1 of the Plan shall receive payment of such benefits in accordance with one of the following normal forms of payment:”
5.The first sentence of Section 9.2 is hereby amended to be and read as follows:
“Within the election period described in Section 9.5, a Participant who is eligible to receive a normal, early, late, deferred vested, or disability retirement benefit may elect to receive payment of such benefit in accordance with any one of the following options.”

6.Section 9.2(g) is hereby amended to be and read as follows, effective January 1,2017:
“(g) Single Sum Payment. The Participant may elect to receive a single sum payment in lieu of any other retirement benefit payable under the Plan. Such single sum payment shall be equal to the following;

(1)	For a Grandfathered Participant, the Actuarially Equivalent present value of his vested Accrued Benefit, or late retirement benefit under Section 5.5, if applicable.

(2)	For a Cash Balance Participant, the greater of (i) or (ii) below, subject to (iii) below, as follows:

(i)
the vested balance in the Participant’s Cash Balance Account plus, if the Participant has passed his Normal Retirement Date, the Actuarial Equivalent lump sum amount of the excess, if any, of the Participant’s monthly retirement benefit payable as of his Annuity Starting Date in a single life annuity, determined under Section 5.5 less the monthly retirement benefit payable as of his Annuity Starting Date in a single life annuity that is the Actuarial Equivalent of his Cash Balance Account; or

(ii)	the Actuarially Equivalent present value of the Participant’s Frozen Accrued Benefit.

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(iii)
This paragraph (iii) is effective with respect to Cash Balance Participants in the Plan as of December 31, 2016. Prior to January 1, 2017, the amount described in paragraph (i) is the greater of the Participant’s vested Cash Balance Account balance or an amount equal to the present value of the Actuarial Equivalent of his Accrued Benefit, with present value determined using the "applicable interest rate" and the "applicable mortality table," as provided under Code Section 417(e) and related guidance. On and after January 1, 2017, if the present value of the Actuarial Equivalent of the Participant’s Accrued Benefit as of December 31, 2016 (with present value determined using the “applicable interest rate” and the “applicable mortality table,” as provided under Code Section 417(e) and related guidance) is greater than the amount described in paragraph (i), the greater amount shall be substituted for the amount described in paragraph (i).

A Participant may only elect this form of payment if the amount of the single sum payment, as determined above, does not exceed $50,000.”

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IN WITNESS WHEREOF, the Employer has caused the Plan to be amended by this Second Amendment this 30 day of December, 2016, to be effective as stated herein.

Weingarten Realty Investors

By:	/s/ Stephen C. Richter

Name:	Stephen. C. Richter

Title	Exec. Vice President/CFO